THIRD AMENDMENT TO THE CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated this 8th day of October, 2007, to the Custody Agreement dated August 10, 2004, as amended August 15, 2005 and June 8, 2007, (the "Agreement"), is entered by and between Intrepid Capital Management Funds Trust, a Delaware statutory trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust intends to create an additional fund; and

WHEREAS, the parties desire to extend said Agreement to apply to the additional fund and to amend the fees;

WHEREAS,Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT	U.S. BANK, N.A.
FUNDS TRUST

By: /s/ Mark F. Travis	By: /s/ Michael R. McVoy

Name: Mark F. Travis	Name: Michael R. McVoy

Title: President / C.E.O.	Title: Vice President

Exhibit C
to the Custody Agreement – Intrepid Capital Management Funds Trust

Separate Series of Intrepid Capital Management Trust Funds

Name of Series	Date Added
Intrepid Capital Fund	08-10-2004
Intrepid Small Cap Fund	10-03-2005
Intrepid Income Fund	07-01-2007
Intrepid All Cap Fund	on or about 10/31/07